The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 3, 2026

Pricing Supplement No. 2026-USNCH30780 to Product Supplement No. EA-02-12 dated February 25, 2026,

Underlying Supplement No. 13 dated February 25, 2026, Prospectus Supplement and Prospectus each dated February 25, 2026

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-293732 and 333-293732-02

Dated March-----, 2026

Citigroup Global Markets Holdings Inc. $---- Trigger Callable Yield Notes

Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Equal Weight Index Due On or About June 10, 2027

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Trigger Callable Yield Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the Russell 2000® Index and the S&P 500® Equal Weight Index (each, an “underlying”).  The notes will pay a coupon on each monthly coupon payment date regardless of the performance of either underlying.  Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date and no further amounts will be owed to you.  If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date.  However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment.  The “final underlying level” for each underlying is the closing level of such underlying on the final valuation date and the “least performing underlying” is the underlying with the lowest underlying return as measured from the trade date to the final valuation date.  Investing in the notes involves significant risks.  You may lose a substantial portion or all of your initial investment if the notes are not called by the issuer in its sole discretion on any coupon payment date prior to the maturity date and the final underlying level of the least performing underlying is less than its downside threshold.  The payment at maturity on the notes is based solely on the performance of the least performing underlying.  You will not benefit in any way from the performance of the better performing underlyings.  You will therefore be adversely affected if either underlying performs poorly, regardless of the performance of the other underlyings.  You will not receive dividends or other distributions paid on any stocks included in the underlyings or participate in any appreciation of either underlying.  The contingent repayment of the stated principal amount applies only if you hold the notes to maturity or earlier call by the issuer.  Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates[1]

❑ Monthly Coupon — We will pay you a coupon on each monthly coupon payment date regardless of the performance of either underlying unless the notes have been previously called.

❑ Issuer Callable — Beginning approximately three months after issuance, on any coupon payment date prior to the maturity date, the issuer may, in its sole discretion, call the notes in whole, but not in part, and pay you the stated principal amount per note plus any coupon otherwise due on such coupon payment date.  If the notes are not called, investors may have full downside market exposure to the least performing underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Principal at Maturity — If the notes have not previously been called by the issuer prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, you will receive the stated principal amount of your notes at maturity plus any coupon payment otherwise due on the maturity date.  However, if the notes have not been called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, you will receive, in addition to the final coupon, an amount that is less than the stated principal amount of your notes at maturity, resulting in a loss that is proportionate to the decline in the closing level of the least performing underlying from the trade date to the final valuation date, up to a 100% loss of your investment.  Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	March 4, 2026
Settlement date	March 9, 2026
Coupon payment dates[2]	Monthly, beginning on April 9, 2026
Final valuation date[2]	June 7, 2027
Maturity date	June 10, 2027
[1] Expected [2] See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING.  This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Trigger Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Equal Weight Index. The coupon rate, initial underlying levels and downside thresholds will be determined on the trade date.  The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlyings	Coupon Rate	Initial Underlying Levels	Downside Thresholds	CUSIP/ISIN
Russell 2000® Index (Ticker: RTY)	9.50% to 10.00% per annum		, which is 70% of the applicable initial underlying level	17333Q872 / US17333Q8722
S&P 500® Equal Weight Index (Ticker: SPW)			, which is 70% of the applicable initial underlying level

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	—	$10.00
Total		$—	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.825 per note, which will be less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $10.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $10.00 per note. UBS will not receive any underwriting discount for any note it sells in this offering.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  It is expected that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect whether you receive a coupon payment on a coupon payment date and whether you are repaid the stated principal amount of your notes at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the underlyings that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦  Product Supplement No. EA-02-12 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002658/dp241929_424b2-ea0212.htm

♦  Underlying Supplement No. 13 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002640/dp241935_424b2-us13.htm

♦  Prospectus Supplement and Prospectus each dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes.  References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Trigger Callable Yield Notes Linked to the Least Performing of the Russell 2000® Index and the S&P 500® Equal Weight Index that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, The Russell 2000® Index” beginning on page PS-14 of this pricing supplement, “The S&P 500® Equal Weight Index“ beginning on page PS-15 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement and “Equity Index Descriptions— The Russell Indices” beginning on page US-41 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦   You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦   You understand and accept the risks associated with each of the underlyings.

♦   You believe the final underlying level of each underlying will be greater than or equal to its downside threshold, and, if the final underlying level of either underlying is below its downside threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦   You are willing to accept the individual market risk of each underlying on the final valuation date, and you understand that any decline in the level of one underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other underlyings.

♦   You are willing to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing level of either underlying, and you are otherwise willing to hold such notes to maturity.

♦   You are willing to make an investment whose positive return is limited to the coupon payments, regardless of the potential appreciation of the underlyings, which could be significant.

♦   You would be willing to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦   You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦   You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦   You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦   You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.

♦    You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.

♦    You do not understand or are not willing to accept the risks associated with each of the underlyings.

♦    You believe the final underlying level of at least one underlying will be less than its downside threshold, exposing you to the full downside performance of the least performing underlying.

♦    You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦    You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the least performing underlying.

♦    You are unwilling to accept the individual market risk of each underlying on the final valuation date, or you seek an investment based on the performance of a basket composed of the underlyings.

♦    You are unwilling to hold notes that may be called early by the issuer (beginning approximately three months after issuance) in its sole discretion regardless of the closing level of either underlying, or you are otherwise unable or unwilling to hold such notes to maturity.

♦    You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the coupon payments.

♦    You would be unwilling to invest in the notes if the coupon rate were set equal to the lowest value indicated on the cover page of this pricing supplement (the actual coupon rate will be set on the trade date).

♦    You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the underlyings for the term of the notes.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Paying agent	Citibank, N.A.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately 1.25 years, unless called earlier
Trade date[1]	March 4, 2026
Settlement date[1]	March 9, 2026
Final valuation date[1,2]	June 7, 2027
Maturity date[1]	June 10, 2027
Underlyings[1]	Russell 2000® Index (Ticker: RTY) S&P 500® Equal Weight Index (Ticker: SPW)
Issuer call feature

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Coupon payment dates	The 9th day of each month, beginning in April 2026, provided that the June 2027 coupon payment date will be the maturity date. Each coupon payment date is subject to postponement to the following business day if such day is not a business day. No interest will accrue as a result of any delayed payment. See “Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes” on page PS-6.
Coupon/ coupon rate	Each coupon payment will be in the amount of $0.0792 to $0.0833 for each $10.00 stated principal amount note (based on the per annum coupon rate of 9.50% to 10.00%) (to be determined on the trade date).
Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the final valuation date and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.
Least performing underlying	The underlying with the lowest underlying return.
Underlying return	For each underlying, calculated as follows: final underlying level – initial underlying level initial underlying level
Downside threshold	For either underlying, 70.00% of its respective initial underlying level, as specified on the cover of this pricing supplement.
Initial underlying level	For either underlying, its closing level on the trade date, as specified on the cover page of this pricing supplement.
Final underlying level	For either underlying, its closing level on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. THE CONTINGENT REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date	The closing level of each underlying (its respective initial underlying level) is observed, the coupon rate is set and the downside threshold for each underlying is determined.

Monthly (callable by the issuer in its sole discretion after three months)

We pay the applicable coupon.

Beginning approximately three months after issuance, the issuer may, in its sole discretion, call the notes in whole, but not in part, on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date.

If the notes are called, we will pay you on the applicable coupon payment date a cash payment per $10.00 stated principal amount of each note equal to the stated principal amount per note plus any coupon otherwise due on such coupon payment date.

After the notes are called, no further payments will be made on the notes.

Maturity date (if not previously called)

If the notes are not called prior to maturity, the final underlying level of each underlying is observed on the final valuation date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is greater than or equal to its downside threshold, we will pay you the $10.00 stated principal amount plus any coupon otherwise due on the maturity date.

If the notes are not called prior to maturity and the final underlying level of the least performing underlying is less than its downside threshold, we will pay you, in addition to the final coupon, a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return of the least performing underlying, equal to:

$10.00 × (1 + underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.

 Call Notice Dates and Expected Coupon Payment Dates for the Offering of the Notes

Call Notice Dates	Expected Coupon Payment Dates
N/A	April 9, 2026
N/A	May 11, 2026
June 5, 2026*	June 9, 2026
July 7, 2026	July 9, 2026
August 6, 2026	August 10, 2026
September 4, 2026	September 9, 2026
October 7, 2026	October 9, 2026
November 5, 2026	November 9, 2026
December 7, 2026	December 9, 2026
January 7, 2027	January 11, 2027
February 5, 2027	February 9, 2027
March 5, 2027	March 9, 2027
April 7, 2027	April 9, 2027
May 6, 2027	May 10, 2027
N/A	June 10, 2027 (the maturity date)

* The notes are callable beginning on the third coupon payment date, which is June 9, 2026.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. If the notes are not called prior to maturity (beginning approximately three months after issuance) and the final underlying level of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying level of the least performing underlying is less than its initial underlying level. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The notes are subject to the risks of each of the underlyings and will be negatively affected if any underlying performs poorly, even if any other underlying performs well — You are subject to risks associated with each of the underlyings. If any underlying performs poorly, you will be negatively affected, even if any other underlying performs well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of another. Instead, you are subject to the full risks of each individual underlying. Furthermore, the risk that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar.

♦	You will not benefit in any way from the performance of any better performing underlying — The payment at maturity depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of any better performing underlying. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of any better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship between the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that either one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of any better performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship between the underlyings will be over the term of the notes. The Russell 2000® Index represents small capitalization stocks in the United States and the S&P 500® Equal Weight Index is the equal weight version of the S&P 500® Index, which represents large capitalization stocks in the United States. Accordingly, the underlyings represent markets that differ in significant ways and, therefore, may not be correlated with each other.

♦	Higher coupon rates are associated with greater risk — The notes offer coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your notes and may be zero. The volatility of and the correlation between the underlyings are important factors affecting this risk. Greater expected volatility of, and lower expected correlation between, the underlyings as of the trade date may result in a higher coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing level of the least performing underlying will be less than the applicable downside threshold on the final valuation date, such that you will not be repaid the stated principal amount of your notes at maturity.

♦	You may not be adequately compensated for assuming the downside risk of the least performing underlying — The coupon payments on the notes are the compensation you receive for assuming not only the downside risk of the least performing underlying, but also all of the other risks of the notes, including the risk that the notes may be called prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the least performing underlying.

♦	We may call the notes in our sole discretion, which will limit your ability to receive the coupon payments — Beginning approximately three months after issuance, we may call the notes on any coupon payment date prior to the maturity date by providing notice on the call notice date prior to such coupon payment date. In the event that we call the notes, you will receive the stated principal amount of your notes and any coupon otherwise due on such coupon payment date. Thus, the term of the notes may be limited to as short as approximately three months.  If we call the notes prior to maturity, you will not receive any additional coupon payments.  It is more likely that we will call the notes in our sole discretion prior to maturity to the extent that the expected coupon payable on the notes is greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called notes in another investment that provides a similar yield with a similar level of risk.  We are less likely to call the notes prior to maturity when the expected coupon payable on the notes is less than the coupon that would be payable on other comparable instruments issued by us. Therefore, the notes are more likely to remain outstanding when the expected coupon payable on the notes is less than what would be payable on other comparable instruments.

♦	The notes offer downside exposure to the least performing underlying, but no upside exposure to either underlying — You will not participate in any appreciation in the level of the underlyings over the term of the notes. Consequently, your return on the notes will be limited to the coupon payments you receive and may be significantly less than the return on the underlyings over the term of the notes. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlyings or the stocks included in the underlyings.

♦	The payment at maturity depends on the closing level of the least performing underlying on a single day — If the closing level of the least performing underlying on the final valuation date is less than its downside threshold, you will not receive the full stated principal amount of your notes at maturity, even if the closing level of the least performing underlying is greater than its downside threshold on other dates during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute any underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the stocks that constitute the underlyings. It is important to understand that, for purposes of measuring the performance of the underlyings, the levels used will not reflect the receipt or reinvestment of dividends or distributions on the stocks that constitute any underlying. Dividend or distribution yield on the stocks that constitute the underlyings would be expected to represent a significant portion of the overall return on a direct investment in the stocks that constitute the underlyings, but will not be reflected in the performance of any underlying as measured for purposes of the notes (except to the extent that dividends and distributions reduce the levels of the underlyings).

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation between, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the level of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation between the underlyings, the greater the probability that at least one of the underlyings will experience a large decline over the term of the notes and fall below its downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings represent markets that differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that at least one of the underlyings will fall below its downside threshold on the final valuation date, such that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation between, the underlyings as of the trade date. If expectations about the volatility of, and correlation between, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (ii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation between the underlyings, dividend yields on the stocks that constitute the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the level and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlyings, the correlation between the underlyings, dividend yields on the stocks that constitute the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity or earlier issuer call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The Russell 2000® Index is subject to risks associated with small capitalization stocks — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than the stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

♦	Our offering of the notes is not a recommendation of either underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing of the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlyings or in instruments related to the underlyings or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the levels of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing levels of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlyings or the stocks included in the underlyings and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the underlyings and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlyings, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events or the discontinuance of an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred with respect to an underlying;

♦	if a market disruption event occurs on the final valuation date with respect to an underlying, determining whether to postpone the final valuation date;

♦	determining the levels of the underlyings if the levels of the underlyings are not otherwise available or a market disruption event has occurred; and

♦	selecting a successor underlying or performing an alternative calculation of the level of an underlying if an underlying is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to any underlying may affect the value of your notes — FTSE Russell, as publisher of the Russell 2000® Index or S&P Dow Jones Indices LLC, as publisher of the S&P 500® Equal Weight Index, may add, delete or substitute the stocks that constitute either underlying or make other methodological changes that could affect the level of either underlying. FTSE Russell or S&P Dow Jones Indices LLC may discontinue or suspend calculation or publication of either underlying at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon an issuer call or at maturity for a $10.00 stated principal amount note with the following assumptions* (the actual terms of the notes will be determined on the trade date; amounts may have been rounded for ease of reference):

t	Stated Principal Amount: $10

t	Term: Approximately 1.25 years, unless called earlier

t	Hypothetical Initial Underlying Levels: For each Underlying, 100.00

t	Hypothetical Coupon Rate: 9.50% per annum (or 0.79167% per month)

t	Hypothetical Monthly Coupon Payment: $0.0792 per month per note

t	Issuer Call: Monthly, after approximately three months, as set forth on page PS-6 of this pricing supplement

t	Hypothetical Downside Thresholds: For each Underlying, 70.00 (which, with respect to each Underlying, is 70% of its hypothetical initial underlying level)

*The hypothetical coupon rate may not represent the actual coupon rate. The actual coupon rate will be determined on the trade date. In addition, the examples below are based on the above hypothetical values and do not reflect the actual initial underlying levels or downside thresholds of the underlyings. For the actual initial underlying level and downside threshold of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that any actual payments on the securities will be calculated based on the actual initial underlying level and downside threshold of each underlying, and not on the hypothetical values indicated above.

Example 1 — The notes are called on the third coupon payment date.

Date		Payment (per note)
First Coupon Payment Date		$0.0792
Second Coupon Payment Date		$0.0792
Third Coupon Payment Date		$10.0792 (principal amount plus coupon); notes are called
	Total Payment:	$10.2376 (2.376% total return)

Since the notes are not callable by us prior to the third coupon payment date, we will pay you a coupon of $0.0792 per note on each of the first two coupon payment dates. However, the notes are called by us in our sole discretion on the third coupon payment date and we will pay you a total of $10.0792 per note (equal to the stated principal amount plus the coupon) on that coupon payment date. When added to the coupon payments of $0.1584 received with respect to the first two coupon payment dates, you would have been paid a total of $10.2376 per note, representing a total return of 2.376% on the notes over the approximately three months the notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the notes.

Example 2 — The notes are NOT called and the final underlying level of the least performing underlying is above its downside threshold.

Date	Closing Level of Each Underlying		Payment (per note)
	Russell 2000® Index	S&P 500® Equal Weight Index
First through Fourteenth Coupon Payment Dates	N/A	N/A	$1.1088 in total coupons; notes are not called
Final Valuation Date	180.00 (at or above downside threshold)	90.00 (at or above downside threshold)*	$10.0792 (principal amount plus final coupon)
		Total Payment:	$11.188 (11.88% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.0792 per note on each coupon payment date, for a total of $1.1088. Because the final underlying level of the least performing underlying is greater than its downside threshold, we will pay you $10 per note (equal to the stated principal amount) on the maturity date, in addition to the final coupon.

When added to the coupon payments of $1.1088 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $11.188 per note, representing a total return of 11.88% on the notes over the 1.25 year term of the notes.

Example 3 — The notes are NOT called and the final underlying level of the least performing underlying is below its downside threshold.

Date	Closing Level of Each Underlying		Payment (per note)
	Russell 2000® Index	S&P 500® Equal Weight Index
First through Fourteenth Coupon Payment Dates	N/A	N/A	$1.1088 in total coupons; notes are not called
Final Valuation Date	30.00 (below downside threshold)*	50.00 (below downside threshold)	Final coupon + [$10.00 × (1 + underlying return of the least performing underlying)] = $0.0792 + [$10.00 × (1 + -70.00%)] = $0.0792 + ($10.00 × 0.30) = $3.0792
		Total Payment:	$1.1088 + $3.0792 = $4.188 (-58.12% total return)

* Denotes least performing underlying

Since the notes are not called by us on any of the first fourteen coupon payment dates, we will pay you a coupon of $0.0792 per note on each coupon payment date, for a total of $1.1088. On the final valuation date, the least performing underlying closes below its downside threshold. Therefore, at maturity, in addition to receiving the final coupon, investors are exposed to the downside performance of the least performing underlying and you will receive $3.0792 per note, which reflects the final coupon plus a return reflecting the percentage decrease of the least performing underlying from the trade date to the final valuation date. When added to the coupon payments of $1.1088 received with respect to the first fourteen coupon payment dates, you would have been paid a total of $4.188 per note, representing a loss of 58.12% on the notes over the 1.25 year term of the notes.

 The Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  All stocks included in the Russell 2000® Index are traded on a major U.S. exchange.  It is calculated and maintained by FTSE Russell, a subsidiary of London Stock Exchange Group.  The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

The graph below illustrates the performance of the Russell 2000® Index from January 4, 2016 to February 27, 2026.  The closing level of the Russell 2000® Index on February 27, 2026 was 2,632.361. We obtained the closing levels of the Russell 2000® Index from Bloomberg, and we have not participated in the preparation of or verified such information.  Currently, whereas the sponsor of the Russell 2000® Index publishes the official closing level of the Russell 2000® Index to six decimal places, Bloomberg reports the closing level to three decimal places. As a result, the closing level of the Russell 2000® Index reported by Bloomberg may be lower or higher than the official closing level of the Russell 2000® Index published by the sponsor of the Russell 2000® Index.  The historical closing levels of the Russell 2000® Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the Russell 2000® Index. We cannot give you assurance that the performance of the Russell 2000® Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

 The S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is the equal-weight version of the S&P 500® Index. The S&P 500® Equal Weight Index includes the same constituents as the capitalization weighted S&P 500® Index. The S&P 500® Equal Weight Index is calculated and maintained by S&P Dow Jones Indices LLC.

For more information, see “Annex A” in this pricing supplement.

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates.

The graph below illustrates the performance of the S&P 500® Equal Weight Index from January 4, 2016 to February 27, 2026.  The closing level of the S&P 500® Equal Weight Index on February 27, 2026 was 8,290.64. We obtained the closing levels of the S&P 500® Equal Weight Index from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing levels of the S&P 500® Equal Weight Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying level or any future closing level of the S&P 500® Equal Weight Index. We cannot give you assurance that the performance of the S&P 500® Equal Weight Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the S&P 500® Equal Weight Index from January 4, 2016 through February 27, 2026, based on the daily closing levels of the underlyings.  For comparison purposes, each underlying has been normalized to have a closing level of 100.00 on January 4, 2016 by dividing the closing level of that underlying on each day by the closing level of that underlying on January 4, 2016 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the underlyings during the term of the notes.  Moreover, any historical correlation between the underlyings is not indicative of the degree of correlation between the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION BETWEEN THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which two underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period.  The closer the relationship of the returns of a pair of underlyings over a given period, the more correlated those underlyings are.  Conversely, the less closely related the returns of a pair of underlyings, the less correlated those underlyings are.  Two underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another.  The graph above illustrates the historical performance of each underlying relative to the other over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings.  However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation between the underlyings that cannot be discerned from the graph.  Furthermore, regardless of the degree of correlation between the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past.  We cannot predict the relationship between the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship between the underlyings.”

The lower (or more negative) the correlation between the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its downside threshold on the final valuation date, respectively.  This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or more of the underlyings might close below downside threshold on the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation between the underlyings as of the trade date.  If expectations about the correlation between the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation between the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the trade date.  The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above.  In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”).  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the notes is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date. Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes.  See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,”  if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%.  Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes.  We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will not receive an underwriting discount for any note sold in this offering.  UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $10.00 per note.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  UBS will not receive any underwriting discount for any note it sells in this offering.  Investors that purchase and hold the notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

 Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

© 2026 Citigroup Global Markets Inc.  All rights reserved.  Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Annex A

Description of the S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index

The S&P 500® Equal Weight Index is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones”). All information contained in this pricing supplement regarding the S&P 500® Equal Weight Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, S&P Dow Jones.  S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500® Equal Weight Index. The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. S&P Dow Jones is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

The S&P 500® Equal Weight Index began publishing on January 8, 2003 and has a base date of December 29, 1989.  The price return version of the S&P 500® Equal Weight Index is reported by Bloomberg, L.P. under the ticker symbol “SPW.”

The S&P 500® Equal Weight Index is designed to be the size-neutral version of the S&P 500® Index. The S&P 500® Equal Weight Index employs the same eligibility criteria and constituent changes as the S&P 500® Index, and the S&P 500® Equal Weight Index has the same constituents as the S&P 500® Index. At each quarterly rebalancing, each constituent of the S&P 500® Equal Weight Index is allocated the same weight as every other constituent in the index.

Index Construction

The S&P 500® Equal Weight Index is an equal-weighted version of the S&P 500® Index. Index composition is the same as the S&P 500® Index. Constituent changes are incorporated in the S&P 500® Equal Weight Index as and when they are made in the S&P 500® Index. For additional information about the S&P 500® Index, including the methodology for inclusion in the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement.

When a company is added to the S&P 500® Equal Weight Index in the middle of the quarter, it takes the weight of the company that it replaced. The one exception is when a company is removed from the S&P 500® Equal Weight Index at a price of $0.00. In such a case, the company’s replacement is added to the index at the weight using the previous day’s closing level, or the most immediate prior business day that the deleted company was not valued at $0.00.

Weighting

The S&P 500® Equal Weight Index is an equal-weighted index, meaning an index where every stock, or company, has the same weight in the index. As stock prices move, the weights will shift and exact equality will be lost. Therefore, an equal weighted index must be rebalanced from time to time to re-establish the proper weighting.

The S&P 500® Equal Weight Index is reset to equal weight quarterly after the close of business on the third Friday of March, June, September, and December. The reference date for weighting is the second Friday of the reweighting month and changes are effective after the close of the following Friday using prices as of the reweighting reference date, and membership, shares outstanding, and investable weight factors (“IWF”) as of the reweighting effective date. For those companies having multiple share class lines in the index, each share class line is assigned a weight that is proportional to its float-adjusted market capitalization as of the second Friday pricing reference date. Since index shares are assigned based on prices one week prior to the rebalancing, the actual weight of each company at the rebalancing differs from the target equal weights due to market movements.

Index Calculation

The overall approach to calculate the level of the S&P 500® Equal Weight Index is the same as the S&P 500® Index; except that each constituent’s market value in the S&P 500® Index is multiplied by its additional weight factor (AWF). The AWF is a number used to convert a constituent’s market value in the S&P 500® Index into an equal weight in the S&P 500® Equal Weight Index at the most recent quarterly rebalancing, while maintaining the total market value of the S&P 500® Index. Between quarterly rebalancings, the AWFs are fixed and therefore the weights of the constituents in the S&P 500® Equal Weight Index will shift as constituent prices increase or decrease. In order to re-establish equal weighting, new AWFs are calculated on a quarterly basis.

Index Maintenance

Several types of corporate actions, and their related treatment, are listed in the table below.

Corporate Action	Treatment
Company addition/deletion

Fixed Component Count Index Treatment (Stock Replacements)

The company entering the index goes in at the weight of the company coming out. If a company is being removed at a price of $0.00, the replacement goes in at the weight of the deleted company at the close on the day before the effective date. If more than one company is being replaced in the index on a single date, the replacements are added in the order specified in the client announcement. There will be no change in index market capitalization and no divisor change for stock replacements except where a company is removed at a price of zero as noted above.

Deletion

The weights of all stocks in the index will proportionately change, due to the absolute change in the number of index constituents. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization

Change in shares outstanding	Shares outstanding changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.
Change in IWF	IWF changes are offset by an AWF. There is no change to the index market capitalization and no divisor adjustment.
Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment
Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The change in price and shares is offset by an AWF to keep the index market capitalization (stock weight) unchanged. There is no change to the index market capitalization and no divisor adjustment.

Comparison of Historical S&P 500® Equal Weight Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500® Equal Weight Index against the historical performance of the S&P 500® Index from January 4, 2016 through February 27, 2026, each normalized to have a closing level of 100.00 on January 4, 2016 to facilitate a comparison. In the graph below, references to “SPW” are to the S&P 500® Equal Weight Index and references to “SPX” are to the S&P 500® Index.

PAST PERFORMANCE OF THE S&P 500® EQUAL WEIGHT INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500® EQUAL WEIGHT INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500® Equal Weight Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Equal Weight Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® EQUAL WEIGHT INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”